Exhibit 1

STOCK PURCHASE AGREEMENT

THIS AGREEMENT is made and entered into as of the 6th day of November, 2002, by and among HAWAIIAN MEMORIAL PARK CEMETERY ("Seller"), HOSOI GARDEN MORTUARY, INC. ("Purchaser"), and GARDEN LIFE PLAN, LTD. (the "Company"),

RECITALS

A. Seller and Purchaser each own five hundred (500) shares of the common stock of the Company, which together constitute all of the issued and outstanding shares of the capital stock of the Company.

B. Seller desires to sell to Purchaser, and Purchaser desires to acquire from Seller, all of the shares of common stock of the Company owned by Seller (the "Shares"), on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the covenants and conditions contained herein, the parties hereby agree as follows:

1. Terms of Transaction.

1.1 Purchase and Sales of Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing (as that term is defined in Section 2), Seller shall sell, transfer, convey, assign and deliver to Purchaser , and Purchaser shall purchase, acquire and accept from Seller, the Shares of common stock of the Company, free and clear of any pledge, security interest, mortgage, lien, charge, option or other encumbrance (individually, a "Security Interest" and collectively, the "Security Interests").

1.2 Purchase Price. The purchase price to be paid by Purchaser to Seller for the Shares (the "Purchase Price") shall equal TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000), payable at the Closing. The Purchase Price shall be paid by means of a cashier's check made payable to Seller's nominee, SCI Management, LP. Purchaser will obtain a loan to fund the Purchase Price. After the Closing, Purchaser intends to partially repay the loan, to the extent permitted by applicable law, with the Company's liquid assets and surplus trust earnings

2. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall be effective upon the execution and delivery of this Agreement.

3. Representations and Warranties of Seller.

3.1 Organization, Standing, Authority. Seller is a non-profit corporation duly organized, validly existing and in good standing under the laws of the State of Hawaii. All corporate action on the part of Seller necessary for the authorization, execution and delivery of this Agreement, and the performance of Seller's obligations hereunder, has been taken or will be taken prior to the Closing.

3.2 Title to Shares. Seller represents and warrants that the Shares have been validly authorized and issued and are fully paid and nonassessable. Seller has the full legal right, power authority to transfer, convey and sell to Purchaser the Shares, and upon delivery of a certificate or certificates representing the Shares at the Closing as contemplated hereby, Seller will transfer to Purchaser good and valid title to the Shares, free and clear of all Security Interest.

3.3 Litigation

(a.) There is no action, suit, or other legal, administrative or arbitration proceeding or investigations of a legal nature or group of related such proceedings or investigations pending or threatened (i) against or involving Seller or the Shares; or (ii) which may, on the date hereof, prohibit the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(b) Neither Seller, nor any officer, director or employee of Seller has been permanently or temporarily enjoined by any order, judgement or decree of any court or any governmental or regulatory agency, authority or body from engaging in or continuing any conduct or practice in connection with the business, assets, or properties of Seller.

(c) There is not in existence on the date hereof any order, judgement or decree of any court or other tribunal or other agency enjoining or requiring Seller to take any action of any kind with respect to its business, assets or properties or otherwise involving Seller or any of its assets or properties.

3.4 Regulatory Approvals. Except to the extent such approvals, authorizations or consents have heretofore been obtained or will be obtained prior to the Closing, no approvals, authorizations, consents or other requirements prescribed by any foreign, federal, state or local law, rule or regulation are required to be obtained or satisfied in order to permit the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby.

3.5 Consents of Parties. Except to the extent such approvals or consents have heretofore been obtained or will be obtained prior to the Closing, no approvals or consents or any non-governmental person (including, without limitation, consents of lessors, financial institutions, lenders, factors and suppliers) are necessary to authorize the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby.

3.6 Brokerage Fees. No broker or finder has acted for Seller in connection with this Agreement or the transactions contemplated hereby and no broker or finder is entitled to any brokerage or finders' fees or other commissions in respect of such transactions based in any way on agreements, arrangements or understandings made by or on behalf of Seller. Seller shall be solely responsible for payment of all fees to the said broker or finder, or any other person claiming to have acted as broker or finder for Seller.

3.7 Exhibits, Agreements and Other Instruments and Documents. All exhibits, schedules, agreements, lists and other instruments and documents delivered or furnished by Seller to Purchaser pursuant to this Agreement are or will be authentic, genuine, complete and accurate; and all such agreements are or will be binding on the parties to any such agreements in accordance with their terms.

3.8 Disclosure. No representation or warranty by Seller in this agreement or in any statement, certificate, or schedule furnished or to be furnished to Purchaser pursuant to this agreement, or in connection with the transaction contemplated hereby, contains or will contain on the Closing any untrue statement of a material fact, or omits, or will omit to state a material fact necessary to make the statements contained therein not misleading.

4. Representations and Warranties of Purchaser.

4.1 Organization, Standing, Authority. Purchaser is a corporation duly organized , validly existing and in good standing under the laws of the State of Hawaii. All corporate action on the part of Purchaser necessary for the authorization, execution and delivery of this Agreement , and the performance of Purchaser's obligations hereunder, has been taken or will be taken prior to the Closing.

4.2 Brokerage Fees. No broker or finder has acted for Purchaser in connection with this Agreement or the transactions contemplated hereby and no broker or finder is entitled to any brokerage or finders' fees or other commissions in respect of such transactions based in any way on agreements, arrangements or understandings made by or on behalf of Purchaser. Purchaser shall be solely responsible for payment of all fees to the said broker or finder, or any other person claiming to have acted as broker or finder for Purchaser.

4.3 Exhibits, Agreements and Other Instruments and Documents. All exhibits, schedules, agreements, lists and other instruments and documents delivered or furnished by Purchaser to Seller pursuant to this Agreement are or will be authentic, genuine, complete and accurate; and all such agreements are or will be binding on the parties to any such agreements in accordance with their terms.

4.4 Disclosure. No representation or warranty by Purchaser in this Agreement or in any statement, certificate, or schedule furnished or to be furnished to Seller pursuant to this Agreement, or in connection with the transaction contemplated hereby, contains or will contain on the Closing any untrue statement of a material fact, or omits, or will omit to state a material fact necessary to make the statements contained therein not misleading.

5. "As Is" Purchase. Seller and Purchaser each own fifty percent (50%) of the common stock of the Company. Although Seller has served as the manger of the Company's operations, Purchaser acknowledges that, by reason of its ownership of fifty person (50%) of the common stock of the Company since its inception and Purchaser's participation in the management of the Company, by, among other means, its representation on the Board of Directors of the Company, its involvement in formal and informal meeting of committees, task forces and working groups with respect to various issues concerning the Company and the Garden Life Plan Pre-Need Trust (the "Pre-Need Trust"), and its services as a contractor to the Company and the Pre-Need Trust, Purchaser is acquiring the Shares "as is," and solely in reliance on Purchaser's own inspection and examination of any and all matters and transactions it determines to be necessary or appropriate related to the Shares, the Company and the Pre-Need Trust. Except as expressly set forth in this Agreement, Seller has not made and is not making any representation or warranty whatsoever, express or implied, to Purchaser, and Seller expressly disclaims all other representations and warranties of any kind and shall not be obligated to Purchaser in connection therewith.

6. Covenants of the Parties.

6.1 Resignation of Officers and Directors. As of the Closing, Scott R. Sells, John Henry Felix and John Farias, Jr. and Angelina K. Hoffman, shall resign as officers and directors of the Company, as applicable.

6.2 Filings. The parties will each make or cause to be made any filings and submissions under the laws of any jurisdiction to the extent that such filings are necessary to consummate the transactions contemplated hereby and will take all actions necessary to consummate the transactions contemplated hereby in a manner consistent with federal, state and local law.

6.3 Confidentiality. Each party hereto will hold and will cause its consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or in making any filings with governmental entities with respect to the transactions contemplated hereby or, in the opinion of its counsel, by other requirements of law, all documents and information concerning the other party furnished it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party, or (c) later lawfully acquired from other sources by the party to which it was furnished), and each party will not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who need to know such information in connection with this Agreement.

6.4 Further Assurances. Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as practicable. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the officers and directors of each of the parties to this Agreement shall take or cause to be taken all such necessary action, including without limitation the execution and delivery of such further instruments and documents as may be reasonably requested by any party for such purposes or otherwise to complete or perfect the transactions contemplated hereby.

7. Due Diligence Investigation. Before the execution of this Agreement, Purchaser has been afforded access to books and records of Seller and the Company relating to the operation of the Company and to the Pre-Need Trust. Purchaser acknowledges that Purchaser and Purchaser's representatives have had an opportunity to conduct a full and complete due diligence investigation of the Company and the operations thereof. Purchaser is relying solely on its own inspection, investigation and analysis of the Company in entering into this Agreement and in acquiring the Shares from Seller. Purchaser has read and understands this Agreement and has had an opportunity to have the same reviewed by its legal counsel, accountants, financial consultants and other professional advisers.

8. Continuing Cooperation. In view of Seller's past management of the Company's operations, Seller agrees that for a period of two (2) months after the Closing, Seller shall continue to assist the Company with the parallel processing of accounting data. Seller also agrees that after the Closing it shall continue to provide the Company with information, advice and assistance as reasonably requested by the Company, provided that such continuing cooperation shall not require the expenditure of funds by Seller or require Seller to conduct extensive research or investigation. The requirements of this Section 8 are not intended to require Seller to provide the Company with any administrative or management services, but to provide the Company with reasonably requested assistance, such as, but not limited to, informing customers who contact Seller of the Company's new contact information, forwarding to Purchaser any mail, telephone calls or other communications relating to the Company, answering requests for historical information on the Company's operations which may not be documented or is not readily accessible, if such information is known to Seller, and assisting with banking, trust and/or regulatory requirements, if any, in conjunction with the transfer of the Shares to Purchaser.

9. Mutual Releases.

9.1 Release of Seller. Except for claims arising out of the terms of this Agreement, Purchaser and the Company shall release, acquit and forever discharge Seller and its officers (including, but not limited to, John Farias, Jr., John Henry Felix, Scott R. Sells and Angelina K. Hoffman), directors, shareholders, employees, agents, attorneys (i.e., Torkildson, Katz, Fonseca, Moore & Hetherington, Attorneys at Law, A Law Corporation, in its capacity as attorneys for Seller and the Company), affiliates, successors and assigns, from and on account of any and all disputes, demands, controversies, actions, causes of action, suits at law or in equity, liabilities, claims, costs, expenses or damages (including, but not limited to, attorneys' fees), of every kind and nature whatsoever, known and unknown, whether acting for or on behalf of Seller or the Company, in any manner relating to, resulting from, arising out of, or connected with, directly or indirectly, the ownership of the Shares, the management and operation of the Company and the Pre-Need Trust, the negotiation and consummation of the transactions contemplated in this Agreement, and any other matters or transactions related thereto for the period from the inception of their relationship in the Company to and including the date of Closing.

9.2 Release of Purchaser and Company. Except for claims arising out of the terms of this Agreement, Seller shall release, acquit and forever discharge Purchaser, the Company, and their officers, directors, shareholders, employees, agents, attorneys (i.e., Koshiba, Agena & Kubota, Attorneys at Law, A Law Corporation, in its capacity as attorneys for Purchaser and the Company), affiliates, successors and assigns, from and on account of any and all disputes, demands, controversies, actions, causes of action, suits at law or in equity, liabilities, claims, costs, expenses or damages (including, but not limited to, attorneys' fees), of every kind and nature whatsoever, known and unknown, whether acting for or on behalf of Purchaser or the Company, in any manner relating to, resulting from, arising out of, or connected with, directly or indirectly, the ownership of the Shares, the management and operation of the Company and the Pre-Need Trust, the negotiation and consummation of the transactions contemplated in this Agreement, and any other matters or transactions related thereto for the period from the inception of their relationship in the Company to and including the date of Closing.

10. Indemnification.

10.1 Indemnification by Seller. Seller hereby agrees to indemnify, defend and hold harmless Purchaser from and against any and all claims, liability, judgements, awards, losses, damages, costs or expenses (including reasonable attorneys' and accountants' fees) arising out of or resulting from (a) a material breach or nonfulfillment by Seller of any covenant, agreement or warranty herein; and (b) the inaccuracy of any material representation made or granted by Seller herein. Purchaser shall, within a reasonable time after ascertaining the fact, notify Seller in writing of any material misrepresentation or breach or nonfulfillment of any warranty, covenant or agreement contained herein or in the schedules hereto and of the amount of any liability, damage, loss or cost resulting therefrom. Purchaser shall also notify Seller within a reasonable time after it receives notice of any claim by any third parties covering any matter indemnified by Seller hereunder and the nature and/or amount of such claim. Upon receipt of notice of any third-party claim, Seller shall have a reasonable opportunity to defend, compromise, settle, satisfy or otherwise dispose of such claim.

10.2 Indemnification by Purchaser. Purchaser hereby agrees to indemnify, defend and hold harmless Seller and its officers, directors and shareholders, from and against any and all claims, liability, judgements, awards, losses, damages, costs or expenses (including reasonable attorneys' and accountants' fees) arising out of or resulting from (a) a material breach or nonfulfillment by Purchaser of any covenant, agreement or warranty herein; and (b) the inaccuracy of any material representation made or granted by Purchaser herein; and (c) Purchaser's ownership, management or operation of the Company and the Pre-Need Trust after the Closing. Seller shall, within a reasonable time after ascertaining the fact, notify Purchaser in writing of any material misrepresentation or breach or nonfulfillment of any warranty, covenant or agreement contained herein and of the amount of any liability, damage, loss or cost resulting therefrom. Seller shall also notify Purchaser within a reasonable time after it receives notice of any claim by any third parties covering any matter indemnified by Purchaser hereunder and the nature and/or amount of such claim. Upon receipt of notice of any third-party claim, Purchaser shall have a reasonable opportunity to defend, compromise, settle, satisfy or otherwise dispose of such claim.

10.3 Limitation on Liability. The indemnification provided for in this Section 10 shall not apply unless and until the aggregate amount of all liabilities damages, losses or costs (the "Losses") for which an indemnified party seeks indemnification hereunder exceeds Fifty Thousand Dollars ($50,000) (including attorney's fees and costs incurred in connection therewith) (the "Indemnity Basket"), and then only to the extent that the aggregate amount of all Losses exceeds the Indemnity Basket.

10.4 Claims Period. Any claim for indemnification under this Section 10 must be made by written notice on or before the date that is twenty-four (24) months after the Closing.

11. Conditions to Closing.

11.1 Conditions Precedent to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated herein are subject to the satisfaction, on or prior to the Closing, of all of the following conditions, the compliance with, or occurrence of, any or all of which may be waived in whole or in part by Purchaser in writing in its sole discretion:

(a) The representations and warranties of Seller contained in this Agreement shall be correct and complete as of the date made and as of the Closing with the same force and effect as though made on and as of the Closing.

(b) Seller shall have performed and complied in all material respect with all covenants and agreements required by this Agreement to be performed or complied with by Seller on or prior to the Closing.

(c) Purchaser shall have completed its due diligence examination of the Company set forth in Section 7 hereof, the results of which shall have been satisfactory to Purchaser in its sole judgement.

(d) All necessary agreements, consents and approvals from third parties required to be obtained by Seller, whose consent or approval is necessary to the transfer of the Shares to Purchaser shall have been duly, validly and unconditionally granted.

11.2 Conditions Precedent to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated herein are subject to the satisfaction, on or prior to the Closing, of all of the following conditions, the compliance with, or occurrence of, any or all of which may be waived in whole or in part by Seller in writing in its sole discretion:

(a) The representations and warranties of Purchaser contained in this Agreement shall be correct and complete as of the date made and as of the Closing with the same force and effect as though made on and as of the Closing.

(b) Purchase shall have performed and complied in all material respect with all covenants and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing.

(c) All necessary agreements, consents and approvals from third parties required to be obtained by Seller, whose consent or approval is necessary to the transfer of the Shares to Purchaser, shall have been duly, validly and unconditionally granted.

12. Deliveries at Closing.

12.1 Deliveries by Seller. At or before the Closing, or at any other time prescribed in this Agreement, Seller shall deliver the following instruments and documents in form and substance satisfactory to Purchaser and the Company:

(a) The stock certificate or certificates for the Shares, duly endorsed by Seller for transfer to Purchaser (or an Affidavit of Lost Stock Certificate).

(b) The written resignations of Scott R. Sells, John Henry Felix, John Farias, Jr., and Angelina K. Hoffman.

(c) Resolution of the Board of Directors of Seller, certified by the Secretary of Seller, approving the transactions contemplated by this Agreement.

(d) Such other agreements, documents and instruments required to be delivered by Seller, or required to evidence fulfillment by Seller of the conditions set forth in this Agreement, and such other certificates, documents and instruments, in each case as Purchaser may reasonably request by notice to Purchaser not later than five (5) business days prior to the Closing.

(e) In addition to the foregoing, Seller shall deliver to Purchaser at 30 N. Kukui Street, Honolulu, Hawaii, on or before the Closing or on such other date as mutually agreed to by the parties, all records, documents, files, equipment and personal property of the Company (collectively, the "Company Assets"), which Seller has in its possession and/or control. Seller shall be permitted to retain copies of the Company Records (as such term is defined in Section 14 hereof) as may be necessary or appropriate to meet its reasonable record keeping and retention requirements.

12.2 Deliveries by Purchaser. At or before the Closing, or at any other time prescribed in this Agreement, Purchaser shall deliver the following instruments and documents in form and substance satisfactory to Seller;

(a) The Purchase Price described in Section 1.2.

(b) Resolution of the Board of Directors of Purchaser, certified by the Secretary of Purchaser, approving the transactions contemplated by this Agreement.

(c) Such other agreements, documents and instruments required to be delivered by Purchaser, or required to evidence fulfillment by Purchaser of the conditions set forth in this Agreement, and such other certificates, documents and instruments, in each case as Seller may reasonably request by notice to the Purchaser not later than five (5) business days prior to the Closing.

12.3 Deliveries by Company. At or before the Closing, or at any other time prescribed in this Agreement, the Company shall deliver the following instruments and documents in form and substance satisfactory to Seller;

(a) Resolution of the Board of Directors of the Company, certified by the Secretary of the Company, approving the transactions contemplated by this Agreement.

(b) Such other agreements, documents and instruments required to be delivered by the Company, or required to evidence fulfillment by the Company of the conditions set forth in this Agreement, and such other certificates, documents and instruments, in each case as Seller may reasonably request by notice to the Company not later than five (5) business days prior to the Closing.

13. Arbitration. Any claims, disputes and controversies concerning questions of fact or law arising out of or relating to this Agreement, its performance or alleged breach, that is not settled and disposed of by agreement of the parties, shall be settled and finally determined by arbitration, before a single arbitrator, in accordance with Hawaii Revised Statutes Chapter 658A, as amended. The arbitration shall be conducted in Honolulu, Hawaii. Any judgement upon the award rendered in any such arbitration shall be final and binding upon the parties and may be entered in any court having jurisdiction thereof. All fees and expenses of the arbitrator and all other costs and expenses of the arbitration except for attorneys' fees and witnesses' fees and expenses, shall be shared equally by the parties. Each party shall bear its own attorneys' fees and witnesses' fees and expenses.

14. Seller's Access to Records After Closing. Following the Closing, upon reasonable notice, Seller and its representatives (including its attorneys and public accountants) shall have reasonable access and right to copy, at its expense, any books, records, tax returns, financial statements, work papers, contracts, correspondence and any and all other documents and computer files of the Company or the Pre-Need Trust (collectively, the "Company Records") as Seller may reasonably require to comply with legal, accounting or tax requirement or to respond to inquiries or requests for information or documents from governmental bodies or agencies or pursuant to subpoenas and court orders. Seller covenants and agrees that, following the Closing, it shall not use the Company Records or any information contained therein to solicit the Company's existing customers or to interfere in its operations. Purchaser shall notify Seller, and provide an opportunity for Seller to reclaim, at its cost, any Company Records acquired by Purchaser hereunder prior to the disposition or destruction thereof.

15. Miscellaneous.

15.1 Notices. Any notice, demand or other document required or permitted to be delivered hereunder shall be in writing and may be delivered personally or shall be deemed to be delivered when deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed to the parties at their respective address indicated below, or at such other addresses as may have theretofore been specified by written notice delivered in accordance herewith:

To Seller: Hawaiian Memorial Park Cemetery

c/o 1330 Maunakea Street

Honolulu, Hawaii 96817

To Purchaser: Hosoi Garden Mortuary, Inc.

30 North Kukui Street

Honolulu, Hawaii 96817

To the Company: Garden Life Plan, Ltd.

30 North Kukui Street

Honolulu, Hawaii 96817

15.2 Waiver. No consent or waiver, express or implied, by a party of any breach or default by any other party in the performance by such other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligations of such party hereunder. Failure on the part of a party to complain of any act or failure to act of any other party or to declare any other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder. The giving of consent by a party in any one instance shall not limit or waiver the necessity to obtain such party's consent in any future instance.

15.3 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall, to the extent possible and without destroying the intent of this Agreement, be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and still be legal, valid or enforceable.

15.4 Binding Effect. Except as otherwise provide herein to the contrary, this Agreement shall be binding upon and is for the benefit of the parties hereto and their permitted successors, transferees, assigns, heirs, estates and legal representatives, as applicable.

15.5 Remedies in Equity. The rights and remedies of the parties hereunder shall not be mutually exclusive, and the exercise of one or more of the provisions hereof shall not preclude the exercise of any other provisions hereof. Each of the parties confirms that damages at law will be an inadequate remedy for a breach or threatened breach of this Agreement and agree that, in the event of a breach or threatened breach of any provisions hereof, the respective rights and obligations hereunder shall be enforceable by specific performance, injunction or equitable remedy, but nothing herein contained is intended to, nor shall it, limit or affect any rights at law or by statute or otherwise of any party aggrieved as against the other for a breach or threatened breach of any provision hereof, it being the intention by this Section 15.5 to make clear the agreement of the parties that the respective rights and obligations of the parties hereunder shall be enforceable in equity well as at law or otherwise.

15.6 Attorneys' Fees. Should suit be brought to enforce this Agreement or by reason of any claimed default in the performance thereof by any party, the prevailing party (or parties) in such suit shall be awarded reasonable attorneys' fees in the defense or prosecution thereof.

15.7 Exhibits. All schedules and exhibits attached hereto are hereby incorporated by reference into this Agreement.

15.8 Counterpart and Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original regardless of the date of its execution and deliver. All of such counterparts together shall constitute one and same document, binding all of the parties hereto, notwithstanding all of the parties are not signatory to the original or the same counterparts. For all purposes, including, without limitation, delivery of this Agreement, duplicate unexecuted and unacknowledged pages of the counterparts may be discarded and the remaining pages assembled as one document. The parties further agree that facsimile signatures on this Agreement, and any addenda, and/or other documents related to this Agreement shall be fully binding and effective for all purposes. The parties agree that they will promptly deliver the originals of the facsimile signature to the other parties by return first class mail.

15.9 Assignability and Parties in Interest. This Agreement and the rights, interests and obligations of the parties hereunder shall not be assignable by any party hereto without the prior written consent of the other parties hereto, and any assignment made without such consent shall be void ab initio and the assignee shall acquire no rights by reason of such assignment.

15.10 Payment of Expenses. Except as otherwise provided in this Agreement and whether or not the Closing shall occur, each party will pay all fees and expenses (including, without limitation, legal and accounting fees and expenses) incurred by them in connection with the transactions contemplated hereunder.

15.11 Governing Law. This Agreement has been entered into in the State of Hawaii and shall be governed by and construed in accordance with the laws of said state and all applicable federal laws.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

HAWAII MEMORIAL PARK CEMETERY

By /S/ John Farias, Jr.

Its President "Seller"

HOSOI GARDEN MORTUARY, INC.

By /S/ Clifford Hosoi

Its President "Purchaser"

GARDEN LIFE PLAN, LTD.

By /S/ Clifford Hosoi

Its President "Company"